Exhibit 99.1

DIGITAL ANGEL REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Destron Fearing Animal Identification Revenues Increase 6% year-over-year

SO. ST. PAUL, MN, November 11, 2010 - Digital Angel (OTC Bulletin Board: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, today announced financial results for the period ended September 30, 2010.

“Revenues in animal identification segment increased 6% in the third quarter to $7.2 million from $6.8 million in the same period of 2009.  Key customer wins in the livestock market and increased demand for electronic identification were the primary drivers behind this momentum.  The livestock segment continues to be the area where we see the largest opportunity for growth and key new accounts, like those acquired during this quarter, have allowed us to penetrate new market segments and place Destron Fearing on track to achieve profitability,” said Joe Grillo, Digital Angel’s CEO.

Total revenues for the third quarter of 2010 were $9.1 million, compared to $9.9 million in the same period last year. While revenues from the animal identification segment, Digital Angel’s core business, were up 6% year-over-year, total revenues were lower due to the expected decline in revenues attributable to the emergency identification segment.

For the quarter, the Company reported a loss from continuing operations of $2.2 million or ($0.08) per share, basic and diluted, compared to a loss from continuing operations of $2.5 million or ($0.13) per share, basic and diluted, for the same period a year ago.  Cost cutting measures, supply chain improvements, and overhead reductions are primarily responsible for this improvement.

Commenting on the results, Mr. Joe Grillo, Digital Angel's CEO, said, "Continued streamlining and cost reduction on a consolidated basis allowed us to reduce SG&A over $1 million to $4.3 million, a 19 percent reduction from the $5.3 million we reported in the same period of 2009.  We are encouraged by the third quarter’s results, and believe we are well positioned for continued growth in the fourth quarter.”

Results Conference Call

The Company will host a conference call to discuss the results at 10:00 a.m. ET today. Interested participants should call (877) 470-1843 within the United States and Canada, or (706) 643-9051 internationally. Please use access code 23034615. Alternatively, a simultaneous webcast of the live conference call can be accessed through Digital Angel's website at www.digitalangel.com.

For persons unable to participate in either the conference call or the webcast, a replay will be available from November 11, 2010 at approximately 1:00 p.m. ET to December 11, 2010 at 11:59 p.m. ET. For the telephonic replay, dial (800) 642-1687 (USA/Canada) or (706) 645-9291 (international), using access code 23034615. The webcast replay can also be accessed through Digital Angel’s website at www.digitalangel.com

Non-GAAP Financial Measure

To supplement the Company's preliminary consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), the Company provides EBITDA, which is a non-GAAP financial measure. EBITDA is defined as operating income (loss) plus depreciation and amortization as presented in the Company's Preliminary Consolidated Statement of Operations. EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with GAAP) as a measure of the Company's operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the Company's ability to meet cash needs. The Company believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). This information has been disclosed here to permit a more complete comparative analysis of the Company's operating performance relative to other companies. EBITDA may not, however, be comparable in all instances to other similar types of measures. For supplemental information to facilitate evaluation of the impact of depreciation and amortization, and comparisons with historical results, see the attached tables showing the detailed reconciliation of results reported under GAAP to non-GAAP results for the three-month and nine-month periods ended September 30, 2010 and 2009.

About Digital Angel

Digital Angel (OTC Bulletin Board: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel's products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

This press release contains certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, future expectations about our financial performance; our ability to streamline our operations and drive our business towards profitability; and our expectations for the success of and cost savings resulting from our restructuring plan. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are our ability to successfully implement our business strategy and restructuring plan; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to successfully obtain the necessary working capital to meet the operating needs of our businesses; our ability to maintain compliance with the covenants of our credit facilities; the degree of success we have in leveraging our brand reputation; our ability to become a major player in the food source traceability and safety arena; our ability to successfully develop survival and emergency radios for military uses; our reliance on third-party dealers and distributors to successfully market and sell our products; our ability to defend against costly product liability claims and claims that our products infringe the intellectual property rights of others; our ability to comply with current and future regulations relating to our businesses;and our ability to maintain proper and effective internal accounting and financial controls. Additional information about these and other factors that could affect the Company's businesses is set forth in the Company's Form 10-K under the caption "Risk Factors" filed with the Securities and Exchange Commission ("SEC") on April 1, 2010, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

## TABLES TO FOLLOW ##

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Preliminary
Consolidated Balance Sheets Data
(in thousands, except par values)

	September 30,	December 31,
	2010	2009
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$1,641	$1,895
Restricted cash	—	202
Accounts receivable, net	5,258	6,370
Inventories	8,799	8,980
Other current assets	3,309	2,514
Current assets of discontinued operations	1,499	3,735
Total Current Assets	20,506	23,696

Property and equipment, net	5,539	6,998
Goodwill and intangible assets, net	13,483	14,790
Other assets, net	1,100	1,195
Other assets of discontinued operations	—	365
Total Assets	$40,628	$47,044

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable and current maturities of long-term debt	$3,616	$7,263
Mortgage note payable	1,977	2,034
Accounts payable.	8,095	7,905
Advances from factors	1,133	1,240
Accrued expenses.	7,645	6,580
Deferred gain on sale	1,678	960
Deferred revenue	516	548
Current liabilities of discontinued operations	2,109	2,734
Total Current Liabilities	26,769	29,264

Long-term debt and notes payable	161	392
Other liabilities	961	1,445
Total Liabilities	27,891	31,101

Total Stockholders’ Equity	12,737	15,943
Total Liabilities and Stockholders’ Equity	$40,628	$47,044

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Preliminary
Consolidated Statements of Operations Data
 (in thousands, except per share data)

	For the Three-Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)

Revenue	$9,111	$9,919

Cost of sales	6,534	6,084

Gross profit	2,577	3,835

Selling, general and administrative expenses	4,274	5,343
Research and development expenses	257	285
Restructuring, severance and separation expenses	14	142

Operating loss	(1,968)	(1,935)

Interest and other income (expense), net	30	34
Interest expense	(283)	(619)

Loss from continuing operations before income tax (provision) benefit	(2,221)	(2,520)

(Provision) benefit for income taxes	(8)	60

Loss from continuing operations	(2,229)	(2,460)

(Loss) income from discontinued operations	(245)	785

Net loss	(2,474)	(1,675)

Loss attributable to the noncontrolling interest, continuing operations	20	14
Loss (income) attributable to the noncontrolling interest, discontinued operations	4	(12)

Net loss attributable to Digital Angel Corporation	$(2,450)	$(1,673)

(Loss) income per common share – basic and diluted
Loss from continuing operations	$(0.08)	$(0.13)
(Loss) income from discontinued operations	(0.01)	0.04
Net loss	$(0.09)	$(0.09)

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Preliminary
Consolidated Statements of Operations Data
 (in thousands, except per share data)

	For the Nine-Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)

Revenue	$28,703	$32,645

Cost of sales	18,339	20,151

Gross profit	10,364	12,494

Selling, general and administrative expenses	14,042	17,024
Research and development expenses	766	853
Restructuring, severance and separation expenses	1,229	455

Operating loss	(5,673)	(5,838)

Interest and other (expense) income, net	(325)	169
Interest expense	(954)	(1,687)

Loss from continuing operations before income tax (provision) benefit	(6,952)	(7,356)

(Provision) benefit for income taxes	(23)	4

Loss from continuing operations	(6,975)	(7,352)

Income from discontinued operations	1,615	3,578

Net loss	(5,360)	(3,774)

Loss attributable to the noncontrolling interest, continuing operations	49	27
Income attributable to the noncontrolling interest, discontinued operations	(21)	(54)

Net loss attributable to Digital Angel Corporation	$(5,332)	$(3,801)

(Loss) income per common share – basic and diluted
Loss from continuing operations	$(0.25)	$(0.41)
Income from discontinued operations	0.06	0.20
Net loss	$(0.19)	$(0.21)

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Preliminary
Reconciliation to Non-GAAP Financial Information
(in thousands) (unaudited)

	For the Three-Months Ended September 30,
	2010	2009
Operating loss	$(1,968)	$(1,935)

Depreciation and amortization	803	1,073

EBITDA	(1,165)	(862)

Restructuring, severance and separation expenses	14	142

Adjusted EBITDA1	$(1,151)	$(720)

1Adjusted EBITDA is regular EBITDA with the restructuring, severance and separation expenses backed out.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Preliminary
Reconciliation to Non-GAAP Financial Information
(in thousands) (unaudited)

	For the Nine-Months Ended September 30,
	2010	2009
Operating loss	$(5,673)	$(5,838)

Depreciation and amortization	2,436	2,898

EBITDA	(3,237)	(2,940)

Restructuring, severance and separation expenses	1,229	455

Adjusted EBITDA1	$(2,008)	$(2,485)

1Adjusted EBITDA is regular EBITDA with the restructuring, severance and separation expenses backed out.

Todd Fromer / Rob Fink
KCSA Strategic Communications
212-896-1215 / 212-896-1236
digitalangel@kcsa.com